Development and Manufacturing Agreement

between

Back 2 Health and TDP, Inc .

This development and manufacturing Agreement is entered into as of February 20, 2007 by and between Technology Driven Products, Inc., a Colorado corporation (“TDP”) and Back 2 Health Ltd., a Colorado corporation (“Back 2 Health”).

The parties hereby agree as follows:

1.

Scope of Agreement

1.1

General.  This Agreement specifies the terms and conditions under which TDP agrees to provide design, manufacturing, order fulfillment and repair services for Products described in Exhibit A to this Agreement, and future products to be developed based on product requirements provided by Back 2 Health.

1.2

Back 2 Health General Obligations.  Without limiting any specific obligation specified in this Agreement, Back 2 Health will:

1.2.1

Provide the Product Requirements including but not limited to written product, test and packaging specifications in a timely manner.

1.2.2

Provide Requirement changes in accordance with the procedures specified in Article 3 of this Agreement.

1.2.3

Provide to TDP detailed drawings, descriptions or guidelines for any labeling requirements for Back 2 Health.

1.2.4

Provide approval or disapproval for any Engineering Change Orders necessary to improve the Products.

1.2.5

Provide other manufacturing information from time to time that Back 2 Health believes will assist TDP in manufacturing the Products.

1.3

TDP General Obligations.  Without limiting any specific obligation specified in this Agreement, TDP will:

1.3.1

Develop and maintain a manufacturing process and production line, purchase or procure tools, and source components and parts as needed to fulfill TDP’s obligations to manufacture the Products in accordance with the milestones specified in the Delivery Schedule, Exhibit B.

1.3.2

Manufacture, test, pack, ship and sell all manufactured Products in accordance with the terms of this Agreement.

1.3.3

Apply its best efforts to continuously reduce its manufacturing costs including procurement and design opportunities.

1.3.4

Provide engineering support for changes as requested by Back 2 Health or identified by TDP.

1.3.5

Provide the warranty and repair services required under Article 9 of this Agreement.

1.4

Term of Agreement.  This Agreement will commence on February 1st, 2007 and continue for a three (3) year period (the “Term”), unless terminated earlier under the terms of this Agreement.  After the initial Term, this Agreement will continue automatically for two additional one year periods.  This Agreement may be terminated at the end of the initial Term or at the end of any subsequent renewal period if one party provides the other at least 90 days prior written notice of its intent to terminate.

2.

Definitions

The following capitalized terms will have these definitions for the purposes of this Agreement:

2.1

“Deliverables” mean the Prototypes, Products, Test Reports, Documentation and any other deliverable Back 2 Health requires TDP to develop or deliver under this Agreement.

2.2

“Delivery Date” means the date specified in an Order for the delivery of Back 2 Health Products by TDP to the destination required under the Order.

2.3

“Delivery Schedule” means the detailed schedule of milestones with corresponding delivery dates for the design, development and manufacture of the Deliverables, as specified in Exhibit B to this Agreement.

2.4

“Engineering Changes” means the implementation of the design changes and other Requirements provided by Back 2 Health or recommended by TDP that will be used to make improvements to the Product.

2.5

“Documentation” means the detail drawings, component specifications, BOM and other documentation used to manufacture the products that will be prepared in accordance with the terms of this Agreement and made available for use in connection with distribution of the Products.

2.6

“Forecast” means Back 2 Health’s estimate of its purchase requirements over a six month period, or such other period designated by the parties.

2.7

“Products” means each of the products described in Exhibit A to be manufactured by TDP based on the Requirements provided by Back 2 Health.

2.8

“Back 2 Health Property” means Back 2 Health equipment, materials and information, including Tools, provided to TDP by Back 2 Health or on Back 2 Health’s behalf or separately paid for by Back 2 Health for use by TDP in connection with this Agreement.

2.9

“Intellectual Property Rights” means all rights in patents, patent applications, copyrights, moral rights, trade secrets, marks and other similar rights.

2.10

“Lead Time” means the time between the date an Order is released to TDP and the Delivery Date of the product to Back 2 Health’s customer’s site.

2.11

“Marks” means the trademarks, service marks, trademark and service mark applications, trade dress, trade names, logos, insignia, symbols, designs or other marks identifying a party or its products.

2.12

“Non-complying Products” means any Back 2 Health Product received by Back 2 Health that does not comply with the Requirements or Specifications, or otherwise does not comply with the requirements of an Order or other provisions of this Agreement. Non-complying Products include non-functioning products.

2.13

“Parts” means replacement parts, components, consumables or other products that may be supplied in conjunction with or as additions to the Products.

2.14

“Orders” means a written or electronic purchase order or release issued by Back 2 Health to TDP for purchase of the Products.

2.15

“Pre-Existing Intellectual Property” means any trade secret, invention, work of authorship, or protectable design that has been conceived or developed prior to performance of this Agreement.

2.16

“Prototype” means the pre-production unit of a Product, packaged in a production package, and manufactured in accordance with the Requirements and Specifications with full test verification.

2.17

“Requirements” means the Back 2 Health-supplied design and technical information, drawings, concepts, schematics, software and other related material, which will be used by TDP in the manufacturing of the Products.

2.18

“Technical Assistance” means TDP-provided assistance, training and consultation whether technical in nature or otherwise relating to the manufacture, operation, use, testing, quality control and maintenance of the Products.

2.19

“Technical Product Information” means the product information used by TDP or third parties to design, develop, or test the Products including but not limited to: (i) specifications, software, schematics, designs, patterns, drawings or other materials pertinent to the most current revision level of manufacturing of the Products; (ii) jig, fixture and tooling designs owned by Back 2 Health; (iii) support documentation owned by Back 2 Health; (iv) any additional technical information or materials related to the product design listed in an escrow agreement agreed to by the parties or otherwise deemed necessary by Back 2 Health to exercise any rights provided under this Agreement.

2.20

“Technical Manufacturing Information” means the manufacturing information, process and technology used by TDP or third parties under its control to manufacture the Products including, but not limited to: (i) copies of all inspection, manufacturing, test and quality control procedures and any other work processes; (iii) jig, fixture and tooling designs owned by TDP;  (iv) TDP history files; (v) support documentation owned by TDP; and (vi) any additional technical information or materials related to the manufacturing of the Product listed in an escrow agreement agreed to by the parties or otherwise deemed necessary by TDP to exercise any rights provided under this Agreement.

2.21

“Test Reports” means the documentation prepared by TDP that includes records of tests conducted and results obtained with respect to both hardware and software components of the Prototypes.

2.22

“Tools” means any tooling, dies, jigs or fixtures or other property either built or acquired by TDP in connection with its performance of this Agreement.

3.

Statement of Work

3.1

Engineering Changes Proposed by Back 2 Health

Upon requests by Back 2 Health for engineering changes (provided in written description form):

3.1.1

TDP will evaluate proposed engineering changes for feasibility and cost.  Such evaluation will state the costs and time of implementation and the impact on the delivery schedule and pricing of the Product.  TDP will not be obligated to proceed with the engineering change until the parties have agreed upon the changes to the Product’s Specifications, delivery schedule and Product pricing and upon the implementation costs to be borne by Back 2 Health including, without limitation, the cost of inventory and special inventory on-hand and on-order that becomes obsolete.

3.1.2

TDP will provide a quote for estimated engineering services and costs for materials and/or tooling including a Gantt Chart outlining the schedule for completion of such changes.

3.1.3

Back 2 Health will issue separate Purchase Orders for Engineering Services, inventory obsolescence, or incurred manufacturing costs as a result of authorized changes.

3.2

Engineering Changes Proposed by TDP

TDP may make recommendations that would reduce material costs and/or improve quality/reliability.

Upon TDP’s recommendations:

3.2.1

Back 2 Health will evaluate such recommendations and TDP will provide a quote for estimated engineering services to incorporate such recommendations into the Product as appropriate.   Back 2 Health and TDP may negotiate the terms for engineering services including but not limited to sharing the cost savings as a result of the engineering changes.  TDP will not make changes to product design or manufacturing processes which affect the form, fit, and function or reliability of the Product without prior written authorization from Back 2 Health.

3.2.2

Once design changes have been implemented, Back 2 Health must provide field testing data with their signed approval.

3.2.3

If design changes affect TDP’s ability to meet the Delivery Schedule based on existing purchase orders, TDP and Back 2 Health must mutually agree upon the schedule change and this must be followed by a revised purchase order.

3.3

New Product Development

Back 2 Health may retain the engineering services of TDP to develop new products.  Upon requests for engineering services for new product development:

3.3.1

Back 2 Health will provide TDP with a product specification in written form.  Prior to commencing engineering activities for new product development, both parties will approve the product specification in writing.

3.3.2

TDP will provide an estimate for development services based on the product specification including costs and schedule in written form.

3.3.3

All new products will include an initial concept phase, prototype phase and engineering phase with Back 2 Health providing field testing and written authorization for release to manufacturing.

3.4

Production Units.

TDP will conduct a Manufacturing Release for the Back 2 Health products and upon Back 2 Health’s written authorization to begin production:

3.4.1

TDP will provide to Back 2 Health a first article production unit for written sign off and approval prior to the subsequent building of production quantities.

3.4.2

Back 2 Health will provide TDP written notice of its approval or disapproval of the first article unit for each Back 2 Health Product within 15 days after Back 2 Health’s receipt of all the items required to be delivered to Back 2 Health pursuant to this Section.

3.4.3

If the first article production unit for a Back 2 Health Product is disapproved by Back 2 Health, TDP will remedy the reasons for Back 2 Health’s disapproval in a timely fashion consistent with milestones specified in the Delivery Schedule.

3.4.4

Subject to Back 2 Health approval of the first article production unit, TDP will release the Back 2 Health Product to production.

3.5

Repair Services.

TDP will provide repair services to Back 2 Health for both warranty and non-warranty repairs.  All warranty repairs will be processed in accordance with Articles 9.2 and 9.3.  However, non-warranty repairs will be processed as follows:

3.5.1

All non-warranty repairs will be processed pursuant to the TDP RMA process using the form attached as Exhibit D and the accompanying instructions.  TDP will charge a pre-determined evaluation fee for non-warranty units.  Upon authorization from Back 2 Health to repair the product, the pre-determined fee will be applied toward the actual repair cost.

3.5.2

An estimate of repairs will be submitted to Back 2 Health via e-mail. E-mail authorization from Back 2 Health is required prior to any repairs being completed by TDP.  Back 2 Health will be notified that a repaired unit is completed and ready for shipment to Back 2 Health’s customer.

3.5.3

Payment terms for repairs will be the same as stated in Article 8.

4.

Ownership

4.1

General. Each party will maintain all right, title and interest in Pre-Existing Intellectual Property, subject to any licenses granted in this Agreement.  Except as otherwise provided in Section 4.2 below, ownership of Intellectual Property Rights in any intellectual property developed under this Agreement will be owned by the party or parties whose employees, agents or contractors conceive and either first reduce to practice, author or otherwise create such intellectual property. Neither party will have any duty to account to the other for profits with respect to property jointly owned under this Agreement, and TDP and Back 2 Health will mutually agree on whether and how to pursue patent protection for any such joint inventions.

4.2

Back 2 Health Rights.

4.2.1

Subject to TDP’s rights specified in Section 4.3.1 below, Back 2 Health will own all right, title and interest, including all Intellectual Property Rights, in and to the Requirements and the Deliverables including the Technical Product Information.  TDP agrees to assign to Back 2 Health any Intellectual Property Rights it may have in the Deliverables.

4.2.2

During the Term plus any period of support that may survive termination of this Agreement, TDP agrees to inform Back 2 Health promptly of any new processes, inventions, discoveries, technologies, or materials developed in connection with its performance under this Agreement (collectively, “Developments”).  Back 2 Health will own all Intellectual Property Rights in Developments that are the result of product changes paid for and owned by Back 2 Health.  TDP will execute any necessary documents and will otherwise assist Back 2 Health, at Back 2 Health’s expense, as reasonably requested, to protect such Intellectual Property Rights.

4.3

TDP Rights.

4.3.1

TDP will retain all right, title and interest, including all Intellectual Property Rights, in and to product or manufacturing process improvements made at TDP’s expense and TDP’s Technical Manufacturing Information for the Products, subject to Back 2 Health’s rights in Developments under Section 4.2.2 above. Any Technical Manufacturing Information developed for the purpose of manufacturing Back 2 Health Products will be used solely for the design, development, testing and manufacturing of such products, which may only be sold to Back 2 Health.  Back 2 Health agrees to maintain the confidentiality of TDP’s Technical Manufacturing Information under the terms specified in Article 13 below.

4.3.2

Back 2 Health grants to TDP, under Back 2 Health’s Intellectual Property Rights, a non-exclusive, non-transferable, worldwide, royalty-free license to use the Requirements to design, develop, test and manufacture the Deliverables for the term of this Agreement.  TDP agrees to maintain the confidentiality of the Requirements under the terms specified in Article 13 below.

4.4

Trademark Usage.  Nothing in this Agreement implies the grant of any license from one party to the other to use any Marks.  Notwithstanding the foregoing, Back 2 Health grants to TDP the non-exclusive, limited right to reproduce any designated Back 2 Health Marks on Back 2 Health Products.

5.

Tooling, Non-Recurring Expenses, Software

5.1

Tooling and Non-Recurring Expenses.  TDP shall provide non-Product specific tooling at its expense.  Back 2 Health shall pay for or obtain and consign to TDP any Product specific tooling or equipment and other reasonably necessary non-recurring expenses, to be set forth in TDP’s quotation.

5.2

Software.  Any software or firmware provided to TDP by Back 2 Health is licensed to TDP non-exclusively for use solely to perform its obligations under this Agreement.  Such software and firmware may not be transferred or sublicensed and may not be disassembled or decompiled without Back 2 Health’s express written consent.

6.

Forecasts, Orders, Material Procurement

6.1

Forecast.  Back 2 Health shall provide TDP, on a monthly basis, a non-binding, rolling twelve (12) month forecast of its projected orders.

6.2

Purchase Orders.  Back 2 Health will issue a written Purchase Order to cover a minimum of 6 months rolling time period with a 100 unit minimum.

6.3

Order Acknowledgement.  Purchase orders shall normally be deemed accepted by TDP, provided however that TDP may reject any order that does not conform to the lead-time, flexibility or cancellation terms of this Agreement.  TDP shall notify Back 2 Health of rejection of any purchase order within five (5) working days of receipt of such order.

6.4

Material Procurement.  Purchase Orders issued by Back 2 Health in conformance to this Agreement will constitute authorization for TDP to procure, using standard purchasing practices, the components, subassemblies, materials and supplies necessary for the manufacture of Products (“Inventory”) covered by such Purchase Orders.

6.5

Long Lead Time Components.  As Back 2 Health’s strategic materials management partner, TDP may be required to purchase Long Lead Time Components in order to achieve the schedule flexibility requirements identified in Section 7.3.  For purposes of this Agreement, “Long Lead Time Components” shall mean components, subassemblies, materials and supplies with lead times greater than forty (40) days.  During the term of this Agreement, if any lead times for components, subassemblies, materials or supplies exceed forty (40) days due to changes in market conditions, TDP may reasonably purchase minimum lot sizes from suppliers (“Minimum Order Inventory”), even if greater than the amount necessary to meet purchase orders, in order to ensure the schedule flexibility requirements identified in Section 7.3 are achieved.  TDP will notify Back 2 Health quarterly in writing if lead times for any components, subassemblies, materials or supplies exceed forty (40) days and will quantify how much additional cancellation liability Back 2 Health will incur above and beyond the cancellation liability terms defined in Section 7.3.  If lead times for components, subassemblies, materials or supplies do not exceed ninety (90) days during the term of this Agreement, or any extensions thereof, TDP and Back 2 Health agree to abide by the reschedule flexibility and cancellation liability terms defined in Section 7.3.

7.

Shipments, Schedule Changes, Cancellation

7.1

Shipment Requirements.  All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with Back 2 Health’s Specifications, marked for shipment to Back 2 Health’s destination specified in the applicable purchase order and delivered to a carrier or forwarding agent.  Shipment will be F.O.B. TDP’s Loveland manufacturing facility at which time risk of loss and title will pass to Back 2 Health.  All freight, insurance and other shipping expenses from the F.O.B. point, will be paid by Back 2 Health.

7.2

Meeting Delivery Dates.  TDP will make best effort to achieve 100% on-time delivery performance to the designated F.O.B. point.  “On-time” delivery is defined as within 2 days early and 2 days late of scheduled delivery date on purchase orders placed by Back 2 Health in accordance to this Agreement.  If due to TDP’s failure to make a timely shipment, the specified method of transportation would not permit TDP to meet the Delivery Date, the Products affected will be shipped by air transportation or other expedient means acceptable to Back 2 Health.  TDP will pay for any resulting increase in the freight cost over that which Back 2 Health would have been required to pay by the specified method of transportation.

7.3

Quantity Increases and Shipment Schedule Changes.  Back 2 Health may postpone, decrease, increase or cancel any Order by notice to TDP at any time prior to the Delivery Date.  If Back 2 Health postpones, decreases, or cancels an Order after TDP has accepted the order and commenced production (including parts procurement) TDP will be entitled to be reimbursed by Back 2 Health for actual costs including labor incurred by TDP as a direct result of such postponement, decrease or cancellation that are not recoverable by the shipment of the affected Products or associated raw materials to other purchasers.

8.

Prices And Payment Terms

8.1

Back 2 Health Product Prices.  The price for Products to be manufactured is set forth in Exhibit C and may be changed from time to time through purchase orders issued by Back 2 Health and accepted by TDP.  All pricing changes must be mutually agreed to by both parties.  TDP and Back 2 Health agree to review Back 2 Health Product prices quarterly and adjusted if appropriate and agreed upon by both parties.

8.2

Payment Procedure.  Invoices will be e-mailed in the form of a pdf file.  Payment for Back 2 Health Products will be paid due upon receipt until such time as TDP receives a credit application and approves Back 2 Health for net 30 day terms.  Payments for invoices will be in the form of company check based on Products completed in finished goods at TDP the prior week.  Except as otherwise provided in this Agreement, associated freight expenses and duties will be paid directly by Back 2 Health.  Back 2 Health will not be liable for any costs related to or payments for unordered or Nonconforming Products.

8.3

Sales Taxes And Duties.  Prices are exclusive of all taxes or duties after delivery to the designated destination (other than taxes levied on TDP’s income) that TDP may be required to collect or pay upon shipment of the Back 2 Health Products.  Any such taxes or duties must appear as a separate item on TDP’s invoice.  Back 2 Health agrees to pay such taxes or duties unless Back 2 Health is exempt from such taxes or duties.  Where applicable, Back 2 Health will provide TDP with an exemption resale certificate.

8.4

Additional Costs.  Back 2 Health is responsible for (a) any expediting charges reasonably necessary because of a change in Back 2 Health’s Requirements, if such changes do not conform to established flexibility terms defined in Section 7 which charges are pre-approved (b) any reasonable overtime or downtime charges incurred as a result of delays in the normal production or interruption in the workflow process and caused by: (1) Back 2 Health’s change in the Specifications; or (2) Back 2 Health’s failure to provide sufficient quantities or a reasonable quality level of consigned materials where applicable to sustain the production schedule.  Back 2 Health caused delays as a result of consigned inventory will result in a special charge to Back 2 Health of 1% of the cost of the delayed materials.

9.

Product Acceptance and Warranties.

9.1

Product Acceptance.  Back 2 Health agrees that the product is deemed acceptable if Back 2 Health has not rejected the product within thirty (30) days after receipt by Back 2 Health.

9.2

Non-Complying Product.   TDP is expected to deliver 100% quality Product in conformance to all Products’ specifications, workmanship standards and quality requirements.  As Back 2 Health’s strategic quality partner, TDP is expected to institute appropriate quality controls at the factory to stop any defective product from shipping to Back 2 Health.  Back 2 Health’s intent is not to inspect each shipment coming from TDP, however, Back 2 Health reserves the right to audit TDP’s facilities and conduct source inspection. Back 2 Health and TDP will work together to jointly determine if Product is defective.  Back 2 Health may return defective Products (within 30 days of receipt), freight collect, after obtaining a return material authorization number (RMA#) from TDP to be displayed on the shipping container and completing the RMA form, Exhibit D provided by TDP.  TDP will not unreasonably withhold such return material authorization numbers.  Rejected Products will be promptly repaired and replaced, at TDP’s option, and returned freight pre-paid.

9.3

Express Limited Warranty.  TDP warrants that the Products will conform to Back 2 Health’s applicable Specifications and will be free from defects in workmanship for a period of 90 days.  Materials are warranted to the same extent that the original manufacturer warrants the materials.  This express limited warranty does not apply to (a) materials consigned or supplied by Back 2 Health to TDP; (b) defects resulting from Back 2 Health’s design of the Product; (c) Product that has been abused, damaged, altered or misused by any person or entity after title passes to Back 2 Health.  With respect to first articles, prototypes, pre-production units, test units or other similar products, TDP makes no representations or warranties whatsoever.  Notwithstanding anything else in this Agreement, TDP assumes no liability for or obligation related to the performance, accuracy, specifications, failure to meet specifications or defects of or due to tooling, designs or instructions produced or supplied by Back 2 Health and Back 2 Health shall be liable for costs or expenses incurred by TDP related thereto.  Upon any failure of a Product to comply with the above warranty, TDP’s sole obligation, and Back 2 Health’s sole remedy, is for TDP, at its option, to promptly repair or replace such unit and is limited to the purchase price of the product and return it to Back 2 Health freight pre-paid.  TDP will bear all costs of repairing defective Product within warranty.  Back 2 Health shall return Products covered by the warranty freight pre-paid after completing a failure report and obtaining a return material authorization number (RMA#) from TDP to be displayed on the shipping container.

TDP MAKES NO OTHER WARRANTIES OR CONDITIONS ON THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH BACK 2 HEALTH, AND TDP SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.

Termination

10.1

If either party fails to meet any one or more of the terms and conditions as stated in this Agreement, TDP and Back 2 Health agree to negotiate in good faith to resolve such default. If the defaulting party fails to cure such default or submit an acceptable written plan to resolve such default within thirty (30) days following notice of default, the non-defaulting party shall have the right to terminate this Agreement by furnishing the defaulting party with thirty (30) days written notice of termination.

10.2

This Agreement shall immediately terminate should either party; (i) become insolvent; (ii) enter into or file a petition, arraignment or proceeding seeking an order for relief under the bankruptcy laws of its respective jurisdiction; (iii) enter into a receivership of any of its assets; or (iv) enter into a dissolution of liquidation of its assets or an assignment for the benefit of its creditors.

10.3

Either TDP or Back 2 Health may terminate this Agreement without cause by giving ninety (90) days advance written notice to the other party.  In the event of termination without cause, TDP will continue shipment of all orders accepted prior to the date of notice and Back 2 Health will remain obligated to accept and pay for such deliveries at the current pricing.

10.4

Subject to the terms and conditions of this Agreement, upon termination of this Agreement Back 2 Health agrees to reimburse TDP for all inventory purchased or manufactured and all charges or costs including labor  for which TDP may be liable or which TDP may have reasonably incurred in the course of performance of this Agreement.

11.

Liability Limitation

11.1

Patents, Copyrights, Trade Secrets, Other Proprietary Rights.  Back 2 Health shall defend, indemnify and hold harmless TDP from all costs, judgments and attorney’s fees arising from any claim that TDP’s manufacture of the Products under this Agreement directly infringes any third party patents, patent rights, copyrights or trade secrets.  TDP shall promptly notify Back 2 Health in writing of the initiation of any such claims, give Back 2 Health sole control of any defense or settlement, and provide Back 2 Health reasonable information and assistance in resolving such claim.  The preceding indemnity shall not apply, however, to any claims arising from the use by TDP of any materials, components or manufacturing processes not expressly specified by Back 2 Health.

THE FOREGOING STATES THE ENTIRE LIABILITY OF BACK 2 HEALTH CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.

11.2

Product Liability.  Back 2 Health agrees that, if notified promptly in writing and given sole control of the defense and all related settlement negotiations, it will defend TDP from any claim or action and will hold TDP harmless from any third party loss, damage or injury, including death, which arises from any alleged defect of Back 2 Health’s design of any Products.  Similarly, TDP agrees that, if notified promptly in writing and given sole control of the defense and all related settlement negotiations, it will defend Back 2 Health from any claim or action and will hold Back 2 Health harmless from any third party loss, damage, or injury, including death, which arises from any alleged workmanship defect of any Products.  As the Back 2 Health product does not have NRTL certification, TDP will not be responsible for any action related to the lack of this certification.

11.3

NO OTHER LIABILITY.  EXCEPT FOR THE EXPRESS WARRANTIES CREATED UNDER THIS AGREEMENT AND EXCEPT AS SET FORTH OTHERWISE IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

12.

Force Majeure

12.1

If the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability, or any other cause beyond the reasonable  control of the party invoking this section, and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences.  Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the Agreement.  Termination of this Agreement shall not affect the obligations of either party which exist as of the date of termination.

13.

Miscellaneous

13.1

Confidential Information.  In connection with the performance of this Agreement, the parties may exchange confidential information, during the term of the Agreement.  All confidential information (and all rights therein, including but not limited to trade secrets) shall remain the property of the disclosing party. These obligations shall not apply to information which is (i) publicly known at the time of disclosure or becomes known through no fault of the recipient, (ii) known to recipient at the time of disclosure through no wrongful act, (iii) received by recipient from a third party without restrictions similar to those in this section or (iv) independently developed by recipient.  Neither party may transfer or disclose confidential information or assign their rights or obligations under this section without prior written consent of the disclosing party.  Upon termination of this Agreement all confidential information whether in paper or electronic form, shall be collected and returned to the disclosing party.

13.2

Independent Contractors.  Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors.  Neither party shall have any right or authority to assume to create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

13.3

Successors, Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assignees and legal representatives.  Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld.

13.4

Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions.  Both parties shall hold the existence and terms of this Agreement confidential, unless it obtains the other party’s express written consent otherwise.  In all respects, this Agreement shall govern, and any other documents including, without limitation, preprinted terms and conditions on Back 2 Health’s purchase orders and TDP’s acknowledgements shall be of no effect.

13.5

Attorney’s Fees.  In the event of a default under this Agreement, the defaulting party shall pay the reasonable attorney’s fees and court costs incurred by the non-defaulting party in enforcing this agreement.

13.6

Amendments.

This Amendment may be amended only by written consent of both parties.

13.7

Governing Law.  This Agreement will be governed in all respects by the laws of Colorado without reference to any choice of laws provisions.

AGREED AND APPROVED:

TDP, Inc.

BACK 2 HEALTH

By: /s/ Terry Precht

By: /s/ John B. Quam

Name: Terry Precht

Name: John B. Quam

Title: President

Title: President

EXHIBIT D

RETURN MATERIAL AUTHORIZATION FORM

Date:__________

RMA#_______________________

Item Being Returned:________________

Serial Number: _______________

Invoice Date to End User ____________

Customer:

  ______________________

 Phone Number: ________________

Department: ______________________      FAX Number:     _______________

Address:

______________________

  ______________________

City:

  ______________________

State:

  ______________________

Postal Code:     ______________________

Country:

  ______________________

Request for Repair:

(A complete description of the problem is essential for accurate diagnoses of your product.)

PACKING GUIDELINES FOR RETURNING PRODUCTS

Follow these packing instructions if sending the product for repair service.

•

Use the original shipping container(s) and packing materials, if available.

•

Return to the repair address listed below:

Attn: Repairs – RMA # _______________

TDP, Inc

4015 S. Lincoln Ave., Ste. 560

        Loveland, CO  80537

Note: Damage incurred due to improper transportation or packaging is not covered under the warranty